EXHIBIT 10.26

LEASE

By this Lease, made the 29th day of February, 2012, (the “Effective Date”) between Chalet Properties, Austin, LLC, a Texas limited liability company, hereinafter called “Landlord,” and Vitamin Cottage Natural Food Markets, INC., a Colorado corporation, hereinafter called “Tenant;” This lease replaces the lease dated the 1st day of October, 2008.

Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, for a term commencing on the Rent Commencement Date (as hereinafter defined), and continuing for fifteen (15) years thereafter, as such dates shall be adjusted pursuant to Article 2 herein, the premises to include both the real property and a building and other improvements located 3901 Guadalupe Street in the City of Austin, County of Travis County, State of Texas, together with all improvements, appurtenances, easements and privileges belonging thereto.

1.             THE TERMS, COVENANTS AND CONDITIONS OF SAID LETTING ARE AS FOLLOWS:

a.             Tenant shall pay a fixed rent per month (“Fixed Rent”) for the Leased Premises to Landlord at the office of Landlord or to such other person or at such other place as Landlord may designate in writing as set forth below:

Commencing on the Rent Commencement Date (as defined in Article 5 hereof) and continuing thereafter for the remainder of the Term (as defined in Article 2(b) hereof), Fixed Rent shall be payable on the first business day of each and every month in advance and shall be properly apportioned for any period less than a full calendar month.

Month of Lease Term	Monthly Fixed Rent
1-180	$21,000.00
181-240*	$22,500.00
241-300*	$25,000.00
301-360*	$27,500.00

* if applicable

b.             This is a triple net lease. It is the agreement of Landlord and Tenant that the Fixed Rent payable hereunder shall be fully net to Landlord and that Tenant shall be responsible for the payment of all expenses of every kind and nature related to the occupancy, operation, maintenance and repair of the Building and Leased Premises during the Term, except any and all expenses incurred in connection with Landlord’s obligations as provided for herein, and excepting those specifically covered by third party warranties. All such third party warranties shall be assigned to and inure to the benefit of Tenant. During the Term, Tenant shall pay all Operating Expenses (as hereafter defined) directly to the vendor, provider or supplier thereof and shall pay all real estate taxes (as hereafter defined) directly to the appropriate taxing authority on or before the due date of all such charges. “Operating Expenses” shall mean all operating expenses of any kind or nature (excluding any costs related to Landlord’s overheard, administrative and management costs and expenses, employee salaries, etc.) which are incurred with respect to the occupancy, operation, maintenance and repair of the Building and Leased Premises, except those repairs specifically covered by third party warranties.

c.             Intentionally Omitted.

d.             Until further notice by Landlord to Tenant, rent checks shall be payable to and mailed to:

Chalet Properties Austin, LLC

c/o Kemper Isely

12612 W Alameda Parkway

Lakewood, Colorado 80228

Landlord shall, prior to the Rent Commencement Date, provide Tenant with a completed IRS Form W-9. Any successor to Landlord shall likewise provide Tenant with such completed IRS Form W-9 as a condition precedent to any rent or other payment from Tenant.

2.             INITIAL TERM. TERM. LEASE YEAR. OPTIONS

a.             The initial term of this Lease shall commence as set forth in subparagraph (b) below. Tenant shall have no obligation to pay rents or other charges prior to the Initial Term nor shall any of the same accrue; all rents and other charges specified in this Lease shall commence as of the date that the term commences, unless otherwise expressly provided herein.

b.             The initial term of this Lease shall commence on the Rent Commencement Date (as defined in Article 5), and shall continue for fifteen (15) years thereafter (the “Initial Term”); provided, however, that if such Rent Commencement Date be other than the first day of the calendar month, then the Initial Term shall continue to and include the last day of the same calendar month of the fifteenth (15th) year thereafter. Hereinafter the Initial Term and any Extended Lease Terms (as defined below) are referred to as the “Term”.

c.             The first lease year shall commence on the Rent Commencement Date and, if such date shall be on the first day of a calendar month, shall end twelve months thereafter, or, if such date be other than the first day of a calendar month, shall end on the last day of the same calendar month of the first year thereafter, and each succeeding lease year shall be each succeeding twelve month period.

d.             Tenant shall have the option to extend the Term for three (3) additional periods of five (5) years each (the additional period(s) being hereinafter referred to as “Extended Lease Term(s)”), with such Extended Lease Term(s) to begin upon the expiration of the Initial Lease Term (or the prior Extended Lease Term, as the case may be) and the same terms and conditions as herein set forth shall apply to such Extended Lease Term, but there shall be no further option to extend the Term after expiration of the third (3rd) Extended Lease Term. If Tenant wishes to exercise an option to extend the Term, it shall do so by giving written notice to Landlord not less than nine (9) months, nor more than twenty-four (24) months, prior to the expiration of the Initial Term (or the prior Extended Lease Term, as the case may be). Notwithstanding the foregoing, Tenant may exercise any such option only if, at the time of notice of exercise of such option and as of the date of the commencement of the Extended Lease Term (i) Tenant is then conducting business operations on the Leased Premises, and (ii) there is not then in existence a Tenant default under the Lease, and (iii) no previous option has remained unexercised by Tenant.

Notwithstanding anything in this Article to the contrary, should Tenant fail to timely provide written notice of its election to exercise an Extended Lease Term, Landlord will notify Tenant in writing that it has missed the deadline and Tenant shall have ten (10) days after receipt of such notice from

Landlord to provide Landlord with written notice of its election to exercise an option to extend. If Tenant fails to provide notice to Landlord within such 10-day period, Tenant’s option to extend (and any future options to extend) will be terminated and Tenant will be deemed to have waived its option to extend.

e.             Notwithstanding the foregoing provisions of Sections (b) and (d) above of this Article 2: (i) if the Term shall expire during the month of October, November or December of any year, then Tenant may, at its option by notice to Landlord not later than three (3) months prior to the end of the Term, elect to extend the Term until the immediately following January 31st; and (ii) if the effective date of termination by Tenant under Section (d) above shall occur during the month of October, November or December of any year, then Tenant may, at its option by notice to Landlord not later than three (3) months prior to the effective date of termination, elect to extend the effective date of termination until the immediately following January 31st.

3.             DELIVERY OF POSSESSION

a.             Tenant has possession of the Premises.

4.             Reserved

5.             RENT COMMENCEMENT

a. Tenant shall commence paying Fixed Rents pursuant to Article 1 hereof March 1, 2012

6.             PARKING AND LATENT DEFECTS

Tenant, at Tenant’s cost and expense, shall maintain, repair and replace the parking areas of the Leased Premises. However, Tenant shall have no obligation to perform nor pay any costs in connection with the following: (i) any damages caused by the fault of Landlord Lease. The parking areas shall be for the exclusive use of Tenant and Tenant’s customers, employees, invitees, successors, assigns and sublessees.

7.             EXCLUSIVES

a.             Landlord covenants and agrees that, during the Term and any extensions or renewals thereof, no additional property which Landlord, directly or indirectly, may now or hereafter own or control, and which is contiguous to, or which is within five hundred (500) feet of any boundary of, the Leased Premises, will be used by a grocery, nutritional supplements, and/or produce store excluding incidental sales (the “Exclusive Use”).

b.             In the event Landlord violates the Exclusive Use as described above and is unable to cure the same and if such failure continues for thirty (30) days after receipt of notice from Tenant (unless such breach cannot be cured in thirty (30) days and Landlord has commenced action to cure the breach and is diligently attempting to cure the breach), then as Tenant’s exclusive remedy for said Exclusive Use violation by Landlord, Fixed Rent (but not any other sums due from Tenant under this Lease; hereinafter said sums are referred to as “Additional Rent”) shall abate and, in lieu thereof, Tenant will pay one-half (1/2) Fixed Rent (plus Additional Rent), (“Alternative Minimum Rent”) for the period of time during which such violation continues. If any such violation continues for more than eighteen (18) full calendar months after the payment of Alternative Minimum Rent commences (“Correction Deadline”), then

Tenant, at its sole discretion, shall have the one-time right to terminate this Lease by giving thirty (30) days written notice of termination delivered to Landlord within thirty (30) days after the Correction Deadline. If Tenant does not timely exercise the aforesaid right to terminate the Lease, then the Fixed Rent shall automatically revert to full Fixed Rent effective as of the expiration of the Correction Deadline. This notwithstanding, in the event another occupant or tenant leasing space violates the Exclusive Use without Landlord’s permission or consent (a “Rogue Tenant”), Tenant shall deliver written notice of such violation to Landlord and Landlord shall endeavor to cause such tenant to cease violation of the Exclusive Use, which may include seeking injunctive relief to enjoin or restrain such tenant from violating the Exclusive Use and provided Landlord has exercised such efforts to cause such Rogue Tenant to cease violation of the Exclusive Use, Landlord shall not be deemed to be in violation of its obligations under this Lease.

c.             In the event that Tenant files suit against any party to enforce the foregoing restrictions, Landlord agrees to cooperate fully with Tenant in the prosecution of any such suit, and reimburse Tenant for all of attorneys’ fees and court costs incurred by Tenant in connection with such suit, notwithstanding its resolution. For purposes hereof “contiguous” shall mean property that is either adjoining the Leased Premises or separated from the Leased Premises only by a public or private street, alley or right-of-way.

d.             If after the Effective Date of the Lease, the Landlord enters into any agreement the effect of which is to declare as illegal the Tenant’s Exclusive Use, Landlord shall defend (by counsel reasonably satisfactory to Tenant), indemnify and hold Tenant harmless from any damages, loss, or cost (including, without limitation, attorneys’ fees and costs) suffered by Tenant thereby, or from the enforcement of said agreement against Tenant.

8.             UTILITIES

Tenant shall pay when due all bills for water, sewer rents, sewer charges, heat, gas and electricity and other utilities used in the Building or on the Leased Premises from the commencement of the Initial Term until the expiration of the Term. The source of supply and vendor of each such commodity shall be the local public utility company or municipality commonly serving the area, provided that if more than one utility vendor serves the area Landlord shall cause the vendor selected by Tenant to serve the Leased Premises. Landlord shall furnish to the Building and to the Leased Premises prior to the Rent Commencement Date, sufficient gas and water service lines, sewer lines and sewer connections, all of the capacity initially specified by Tenant, and electric service lines of the voltage and amperage initially specified by Tenant, all connected to an adequate source of supply or disposal. In addition, Landlord shall furnish to the Building telephone dedicated internet, or similar lines of a capacity initially specified by Tenant. If Tenant shall require additional service line capacity of any of such utilities and if same are available on the Leased Premises, Tenant, at Tenant’s expense, shall have the right to the use of the same. Tenant agrees that Landlord shall not be liable for any interruption in the supply of any required services or utilities and Landlord shall not be liable for damages to persons or property as a result thereof unless caused by the gross negligence or willful misconduct of Landlord, nor shall the occurrence of any such event in any way be construed as an eviction of Tenant or cause or permit an abatement, reduction or setoff of rent, or operate to release Tenant from any of Tenant’s obligations hereunder.

9.             REPAIRS. CONFORMITY WITH THE LAW

a.             Tenant, at Tenant’s sole cost and expense, shall maintain the Leased Premises and make all necessary repairs and replacements, whether interior or exterior, to all parts of the same including but not limited to retaining wall, landscaping, the Building and all its interior and exterior structural and non-structural components, all signs, and all utility lines including but not limited to sewers, sewer connections, pipes, conduits, ducts and wires leading to and from the Leased Premises and Building. In addition to Landlord’s warranty obligations under Article 4 above, and notwithstanding the foregoing, Landlord, at Landlord’s cost and expense, shall maintain, repair, and replace the structural elements of the Building (including the roof) and Leased Premises for one (1) year after Tenant’s acceptance of possession, provided that any repairs necessitated by the negligence, fault of willful misconduct of Tenant, its agents, employees or contractors shall be Tenant’s responsibility at Tenant’s expense. No roof penetrations may be made by Tenant that would invalidate roof warranties during any time in which Landlord is responsible for the roof; if necessary to preserve such warranties, roof penetrations shall be made at Tenant’s expense by Landlord’s roofing contractor during any time in which Landlord is responsible for the roof. Notwithstanding the foregoing, if the Landlord’s contractor is commercially unreasonably expensive, then the Tenant will pay a commercially reasonable amount to such roofing contractor, and the Landlord will pay the balance. Upon delivery of possession of the Leased Premises to Tenant, Landlord shall cause all contractor’s and manufacturer’s warranties and guaranties relating to the Leased Premises to be assigned to Tenant, or to the extent not assignable, then to be issued in Tenant’s name.

b.             Tenant agrees to comply with all Environmental Laws, with respect to Tenant’s use of Hazardous Materials in or around the Leased Premises and/or Building. Tenant shall indemnify, defend and hold Landlord, its agents, employees, legal representatives, successors and assigns, harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Leased Premises and/or Building, damages for the loss or restriction on use of any rentable or usable space or of any amenity of the Leased Premises and/or Building, damages arising from any adverse impact on marketing of space in the Leased Premises and/or Building, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term as a result of Tenant’s violation of any applicable Environmental Laws relating to the production, storage, handling or transportation of Hazardous Substances in or around the Leased Premises and/or Building. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions that results in any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision arising from a violation of any such Environmental Laws by Tenant. Without limiting the foregoing, if the presence of any Hazardous Substances on or about the Leased Premises and/or Building caused or permitted by Tenant results in any contamination of any portion thereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Leased Premises and/or Building to the condition existing prior to the introduction of any such Hazardous Substances normal wear and tear excepted.

c.             Landlord acknowledges and agrees that Tenant is not responsible for any environmental condition affecting the Leased Premises that existed or occurred on or before the Ready for Occupancy Date, unless caused by Tenant and Tenant acknowledges and agrees that Landlord is not responsible for any environmental condition affecting the Leased Premises that existed or occurred on or after the Ready for Occupancy Date, unless caused by Landlord.

d.             Tenant shall make all changes and installations, and pay the cost, if any, of all inspections required to comply with the valid requirements of public authorities as they apply to the Leased Premises or the Building.

10.           SIGNS. TENANT’S FIXTURES

a.             Tenant may install and operate interior and exterior electric and other signs, and in so doing shall comply with all lawful requirements. Tenant shall have the right to install mechanical equipment, including satellite dishes or other antennae for telecommunications affixed to the roof or other portions of the Building or other portions of the Leased Premises. The installation, operation, repair and/or removal of the satellite dishes or other antennae shall not void or invalidate any roof warranty that is in the name of Landlord or any assignee thereof. Tenant will ensure that the satellite dishes or other antennae for telecommunications, and each part of it, will be maintained and operated in accordance with all local and building rules of construction and occupancy codes and shall be responsible for the repair of all damage to the Leased Premises (including but not limited to the roof of the Leased Premises) caused as a result of the installation of the satellite dishes or other antennae for telecommunications, and Tenant’s maintenance, use, operation, and/or removal thereof. The satellite dishes or other antennae for telecommunications is and shall remain the property of Tenant or Tenant’s assignee, transferee or sublessee, and Landlord and Tenant agree that the installation thereof at the Leased Premises shall not cause the satellite dishes or other antennae for telecommunications to become a fixture pursuant to this Lease or by operation of law. Tenant shall be responsible for the repair and maintenance of the satellite dishes or other antennae for telecommunications during the Tenn of this Lease, at its sole cost and expense, and upon the expiration or the termination of this Lease shall immediately remove, or cause to be removed, said satellite dishes or other antennae for telecommunications and be responsible for the repair of damage to the roof of the Leased Premises caused as a result of such removal. Tenant shall defend, indemnify and hold Landlord harmless from and against any personal injury or property damage caused by the installation, maintenance, use, operation and/or removal of the satellite dishes or other antennae for telecommunications. Tenant may also install pay telephones, automatic teller machines and other electronic consumer service apparatus on the Leased Premises.

b.             Tenant shall at all times have the right to remove all fixtures, machinery, equipment, appurtenances and other property furnished or installed by Tenant or by Landlord at Tenant’s expense, including but not limited to any walk-in coolers or freezers, gondolas, wiring used to service any checkout counters, and any similar personal property that may be affixed to the Premises (Trade Fixtures), it being expressly understood and agreed that said property shall not become part of the Building or Leased Premises but shall at all times be and remain the personal property of Tenant and shall not be subject to any statutory, equitable, or common law Landlord’s lien. Trade Fixtures will exclude those items which constitute essential building systems (such as base lighting, electrical, plumbing, mechanical, ceiling, bathroom fixtures, HVAC, etc.) and all fire-safety items, flooring, water heaters, interior walls, partitions, and doors, additional utility work (if applicable), grease trap (if applicable), and parapet/facade renovation (if applicable), which such items are or shall become part of the real property.

11.           ALTERATIONS

a.             At any time and from time to time, Tenant, at Tenant’s cost and expense, may make such structural and non-structural alterations and additions to the Leased Premises as Tenant desires, provided that any such alteration or addition when completed shall be of such character as not to diminish the structural integrity of the Building. Any alterations or additions to the Leased Premises shall comply with all state and local building codes, laws and ordinances. No alterations or additions shall unreasonably diminish the utilities and building components that service the Leased Premises and the building. Title to any alterations or additions (other than Trade Fixtures) made by Tenant shall vest in Landlord, and Tenant shall deliver such documents of conveyance thereof as Landlord may reasonably request at the expiration or sooner termination of this Lease, Landlord shall cooperate at no out of pocket cost to Landlord in securing necessary permits and approvals. Tenant shall not permit any mechanics’ or other liens to stand against the Leased Premises for work or material furnished Tenant.

b.             Landlord covenants and agrees that Landlord shall not make any alterations or additions to the Leased Premises without Tenant’s written consent. Landlord shall not permit any mechanics’ or other liens to stand against the Leased Premises for work or material furnished to Landlord.

c.             Landlord acknowledges and agrees that Tenant’s Trade Fixtures may be leased sfrom an equipment lessor and that Tenant may execute and enter into an equipment lease with respect to such Trade Fixtures. Landlord shall execute and deliver a document commercially reasonably acceptable to Landlord in which Landlord: (i) acknowledges and agrees that the Trade Fixtures constitute the personal property of Tenant, and shall not be considered to be part of the Building or Premises, regardless of whether or by what means they become attached thereto; (ii) agrees that it will not claim any interest in such Trade Fixtures; (iii) agrees that any equipment lessor may enter the Building or Premises for the purpose of exercising any right it may have under the provisions of any equipment lease, including the right to remove such Trade Fixtures, provided that such equipment lessor agrees to repair any damage resulting from such removal; and (iv) any such other provisions as may be common and reasonable. Landlord waives any statutory landlord’s lien and any attachment for rent on the Trade Fixtures that Landlord may have or may hereafter acquire.

12.           ASSIGNMENT AND SUBLETTING; USE

a.             At any time and from time to time, Tenant may discontinue the operation of its business (if any) in the Leased Premises or Building without the same being deemed to be a violation of this Lease so long as the Tenant continues to pay its Fixed Rent and any Additional Rent due and continues to comply with all other obligations (monetary or otherwise) hereunder.

b.             Tenant shall have the right to assign this Lease and to sublet all or any portion of the Premises without Landlord’s consent, but in no event shall Tenant be released from liability hereunder upon any such assignment or subletting; provided, however, in the event Landlord and any assignee modify or amend this Lease without Tenant’s consent so as to increase the obligations of Tenant hereunder, Tenant’s liability hereunder shall not be increased, but instead shall continue as it existed prior to such modification or amendment. Tenant shall be entitled to any and all rent and other consideration relating to any such subleasing or assignment.

c.             In the event of a subletting of all or a portion of the Leased Premises or Building, and upon Tenant’s request, Landlord shall promptly furnish and deliver to Tenant, in form and substance reasonably acceptable to Tenant, an agreement executed by Landlord, obligating Landlord to be bound as Landlord by any such sublease and by all of the subtenant’s rights thereunder in the event that this Lease is terminated for any reason; provided, however, that (i) Landlord’s obligations under such sublease shall be no greater than Landlord’s obligations under this Lease; (ii) that the subtenant’s obligations under such sublease shall be no less than Tenant’s obligations under this Lease (including the payment of the fixed rent due hereunder) and, (iii) the subtenant has cured any breach of this Lease.

d.             In no event may Tenant use the Leased Premises as or for (i) a massage parlor; (ii) a so-called “head shop” or facility for the sale, rental, distribution or display of drug paraphernalia such as roach clips, bongs, water pipes, coke spoons, cigarette wrapping papers, pipes and/or syringes; (iii) a facility for the sale, rental, display or distribution of pornographic, lewd, sexually explicit or so-called adult material; (iv) an off-track betting parlor, bowling alley, billiard parlor, pool room, game room, amusement arcade or gaming hall; (v) an automobile body shop, truck stop, junk yard or motor vehicle dismantling operation; (vi) a recycling facility; (vii) the sale, rental or storage of motor vehicles; (viii) booths for the sale of fireworks; (ix) churches, temples or other houses of religious worship; (x) any establishment conducting games of chance; (xi) a pawn shop; (xii) a rehabilitation center for physical, mental or substance abuse rehabilitation or treatment; (xiii) a funeral home or funeral parlor; (xiv) offices, except as may be incidental to a retail operation; (xv) any residential, production, manufacturing, industrial or storage use of any kind or nature; (xvi) check cashing services; (xvii) a “tattoo parlor” or “piercing parlor,” so called; (xviii) the outdoor housing of animals; (xix) a cocktail lounge, bar, tavern, or nightclub; (xx) any illegal use or any use prohibited by any recorded document affecting the Leased Premises.

13.           CASUALTY; CONDEMNATION

a.             If after the Rent Commencement Date, the Building or any improvements in, on or under the Leased Premises shall be damaged or destroyed by fire or other casualty, then Tenant shall repair and restore the Building and said improvements to (i) their condition immediately prior to such damage or destruction (taking into consideration normal wear and tear) or (ii) subject to Landlord’s consent which will not be unreasonably withheld, conditioned, or delayed, to a condition similar in nature to those buildings then being constructed by or on behalf of Tenant at the time of the damage or destruction (so long as the new building is of comparable construction, size and standards as the Building being replaced), without abatement of rent. Subject to the payment of proceeds by Tenant as expressly set forth in Section (b) below, under no circumstances shall Tenant be liable for any loss or damage including, but not limited to, damage to the Building or Leased Premises resulting from fire or other casualty.

b.             Notwithstanding the foregoing, in the event the Building is damaged to the extent of twenty-five percent ( 25%) or more thereof, or is destroyed by fire or other casualty, and such casualty occurs after the first day of the final year of the Initial Term or the final year of any Extended Lease Term, Tenant may cancel this Lease by notice to Landlord. If Tenant elects not to cancel the Lease, Tenant shall not exercise its option to terminate the Lease on the next available option date following said casualty. If Tenant has so canceled this Lease and the fire or other casualty is an insurable casualty under Tenant’s special form coverage insurance, Tenant shall provide Landlord with the proceeds of such insurance in an amount required by Article 19 of this Lease. Any proceeds payable by Tenant to Landlord under this Section (b) shall be exclusive of the unamortized cost of improvements made by or on behalf of Tenant to the Leased Premises or Building.

c.             If all or a portion of the Leased Premises or so much thereof as to materially, adversely impact Tenant’s ability to utilize the Leased Premises for its intended purposes (as reasonably determined by Tenant in its sole and absolute discretion) shall be taken under power of eminent domain or transferred under threat thereof (“Entire Taking”), then this Lease, at the option of either Landlord or Tenant exercised by either party giving notice to the other of such election within thirty (30) days after such conveyance or taking possession, whichever is earlier, shall forthwith cease and terminate and the Fixed Rent shall be duly apportioned as of the date of such taking or conveyance. No award for the Entire Taking shall be apportioned and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof. Notwithstanding the foregoing, Tenant shall be entitled to obtain, directly from the condemning authority, an award for its removable trade fixtures, equipment and personal property and relocation expenses, if any, to the extent Landlord’s award is not diminished. In the event of a partial taking (Partial Taking) which does not result in a termination of this Lease, Fixed Rent shall be reduced in proportion to the reduction in the size of the Leased Premises so taken and this Lease shall be modified accordingly. Promptly after obtaining knowledge thereof, Landlord or Tenant, as the case may be, shall notify the other of any pending or threatened condemnation or taking affecting the Leased Premises or the Building. Each party shall have the right to seek from the condemning authority so much of an award as may be available so long as the award otherwise payable hereunder to one is not diminished by an award to the other.

14.           LANDLORD’S RIGHT TO INSPECT

Landlord may at reasonable times during Tenant’s business hours, and after so advising Tenant at least one (1) business day before, enter the Building for the purpose of examining and of making any repairs required of Landlord under this Lease, or for the purpose of showing the Leased Premises to prospective purchasers or tenants, but not so as to interfere with Tenant’s business.

15.           SURRENDER

At the expiration or termination of this Lease, Tenant shall surrender immediate possession of the Leased Premises in good condition subject to reasonable wear and tear, changes and alterations, damage by fire, casualty and the elements, and other repairs which are Landlord’s obligation. Any holding over by Tenant shall not operate, except by written agreement, to extend or renew this Lease or to imply or create a new lease, but in case of any such holdover, Landlord’s remedies shall be limited to either the immediate termination of Tenant’s occupancy or the treatment of Tenant’s occupancy as a month to month tenancy, any custom or law allowing other remedies or damages or which may be to the contrary notwithstanding. All Trade Fixtures, movable furniture and personal effects of Tenant not removed from the Leased Premises upon the vacation or abandonment thereof or upon the termination of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor, and Tenant shall reimburse Landlord for all expenses incurred in connection with the disposition of such property.

16.           DEFAULT AND REMEDIES

a.             If any Fixed Rent is due and remains unpaid for ten (10) days after receipt of notice from Landlord, or if Tenant breaches any of the other covenants of this Lease and if such other breach continues for thirty (30) days after receipt of notice from Landlord, Landlord shall then, as its sole legal remedy, but in addition to its remedies in equity, if available, have the right to sue for rent, or to terminate this Lease and re-enter the Leased Premises; but if Tenant shall pay said Fixed Rent within said ten (10) days, or in good faith within said thirty (30) days commence to correct such other breach, and diligently proceed therewith, then Tenant shall not be considered in default. Notwithstanding the foregoing, should Tenant be in default, after notice and expiration of the applicable cure period provided above in this Section (a), Landlord shall not be entitled to terminate this Lease and re-enter the Leased Premises as a result thereof if Tenant’s default shall not be deemed material, or if Tenant’s failure to perform is the result of a good faith dispute as to Tenant’s obligation(s) under the terms of this Lease.

b.             If Landlord shall from time to time fail to pay any sum or sums due to Tenant and if such failure continues for thirty (30) days after receipt of notice from Tenant (unless such breach cannot be cured in 30 days and Landlord has commenced action to cure the breach and is diligently attempting to cure the breach but in no event greater than 90 days from the date of notice), Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such sum or sums from Fixed Rent and other sums due Landlord, together with interest thereon at the so-called prime rate charged from time to time by JP Morgan Chase Bank (its successors and assigns), plus two percent (2%) until fully reimbursed. If Landlord shall from time to time fail to perform any act or acts required of Landlord by this Lease and if such failure continues for thirty (30) days after receipt of notice from Tenant, Tenant shall then have the right, in addition to such remedies as may be available under law or in equity, at Tenant’s option, to perform such act or acts, in such manner as Tenant deems reasonably necessary, and the full amount of the cost and expense so incurred shall immediately be owing by Landlord to Tenant, and Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such amount from Fixed Rent and other sums due Landlord, together with interest thereon at the so-called prime rate charged from time to time by JP Morgan Chase Bank (its successors and assigns), plus two percent (2%) until fully reimbursed. If Landlord shall in good faith within said thirty (30) days commence to correct such breach, and diligently proceed therewith to completion, then Landlord shall not be considered in default.

c.             No delay on the part of either party in enforcing any of the provisions of this Lease shall be considered as a waiver thereof. Any consent or approval granted by either party under this Lease must be in writing and shall not be deemed to waive or render unnecessary the obtaining of consent or approval with respect to any subsequent act or omission for which consent is required or sought.

d.             If Tenant shall fail to pay, when the same is due and payable, any Fixed Rent, or any other charges or amounts hereunder, such amounts shall bear interest at the rate of six percent (6%) per annum from the date after the due date until paid. If Tenant shall fail to pay, when the same is due and payable, any Fixed Rent, or any other charges or amounts hereunder, Tenant shall pay to Landlord a late payment charge in the amount of One Hundred Twenty-Five and 00/100 Dollars ($125.00) to cover Landlord’s additional administrative expenses necessitated by Tenant’s failure to make timely payment; provided, however, the aforesaid late payment charge shall be subject to a six percent (6%) increase at the beginning of the sixth (6th) year of the Term and at the beginning of each Extended Lease Term, if exercised. Landlord need not accept any payments past the due date therefor unless accompanied by the late payment charge. This provision for a late payment charge shall be in addition to all of Landlord’s other rights and remedies under this Lease or at law or in equity, and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

e.             If Tenant shall at any time fail to pay, when the same is due and payable, any Fixed Rent, or any other charges or amounts hereunder, or shall fail to perform or observe any covenant or condition contained in this Lease, the performance of which involves something more than merely the payment of money, then Landlord, after thirty (30) days written notice to Tenant (or upon such shorter notice as may be reasonable in case of an emergency), and without waiving or releasing Tenant from any obligation and without being considered an election of remedies, may perform the same for the account of Tenant and charge Tenant the actual cost of any such performance, as well as interest thereon at the rate of twelve percent (12%) per annum form the date of Landlord’s making of such payment.

17.           TITLE AND POSSESSION

a.             Landlord covenants, represents and warrants to Tenant as follows: (i) that Landlord owns or shall acquire fee simple title to the Leased Premises; (ii) that Landlord has the full right, power and authority, without the consent or approval of any other party, to enter into this Lease and perform the obligations on the part of the Landlord to be kept and performed; (iii) that said entire property comprising the Leased Premises is now and shall be as of the date of the recording of a Memorandum of this Lease as below defined, free and clear of all liens, encumbrances and restrictions, except for those items set forth on Exhibit “E” attached hereto and made a part hereof; and (iv) that upon Tenant paying the rents and keeping the agreements of this Lease on its part to be kept and performed, Tenant shall have peaceful and uninterrupted possession of the entire Leased Premises during the Term of this Lease; it being understood, however, that Landlord shall not be responsible for the acts or omissions of any third party which may interfere with Tenant’s use and enjoyment of the Premises unless caused by the gross negligence or willful misconduct of Landlord or in the event that the Landlord has failed to enforce the Tenant’s rights under Article 7. Landlord, at Landlord’s expense, shall also furnish Tenant evidence of Landlord’s title and the status thereof as of the date hereof and as of the date of the recordation of the memorandum. Such evidence shall be in form and substance reasonably satisfactory to Tenant and shall include, among other things, evidence that the Leased Premises is properly zoned for general retail use. Landlord warrants and represents to Tenant that no encumbrance or restriction imposed upon the Leased Premises, whether or not described in this Section (a), shall impair or restrict any right granted to Tenant or derived by Tenant under this Lease, and Landlord does hereby indemnify, defend and hold Tenant harmless from and against all claims, actions, damages, loss, cost and expense (including without limitation attorneys fees and court costs) resulting directly or indirectly from the breach of the foregoing warranty and representation. Landlord shall also provide Tenant with an as-built survey of the Leased Premises drawn per ALTA standards and certified to Tenant within thirty (30) days after Tenant’s acceptance of possession of the Leased Premises.

b.             This Lease is and shall be subject and subordinate to: (i) all matters of public record, including, the documents listed in Exhibit “B” (and Tenant shall comply with and not violate the terms of the foregoing), and to all renewals, additions, modifications, consolidations, replacements and extensions of any of the foregoing; provided that Landlord shall not agree to any amendment, modification, alteration or cancellation of such documents if the same would materially adversely alter any term, covenant or condition of this Lease which is to the Tenant’s benefit without Tenant’s prior written approval, which will not be unreasonably withheld, conditioned, or delayed; (ii) all mortgages which now or in the future may affect the Leased Premises or any portion thereof (provided, however, that Tenant’s obligation to subordinate this Lease to any future mortgage is conditioned upon the execution and delivery to Tenant of an agreement, in form and substance reasonably acceptable to Tenant, executed by such mortgagee or trustee, either: (y) making such mortgage, deed of trust or other encumbrance in the nature of a mortgage subject and subordinate to this Lease and to the leasehold estate created hereby and to all of Tenant’s rights hereunder, or (z) obligating such mortgagee or trustee and any successor thereto to be bound by this Lease and by all of Tenant’s rights hereunder.

c.             It is understood and agreed that Tenant shall, in no event, be obligated to accept possession of the Leased Premises until the Landlord has complied with the provisions of this Article.

18.           REAL ESTATE TAXES

a.             Landlord, prior to the Rent Commencement Date, shall make a mailing address change on the property tax records so that the tax bill and tax notices for only the Leased Premises will be mailed to Tenant as of the Rent Commencement Date at the following address: Vitamin Cottage Natural Food Markets, Inc., 12612 W. Alameda Pkway, Lakewood, CO 80223: attention Kemper Isely. If Landlord fails to cause such address change prior to the Rent Commencement Date, Landlord shall be solely obligated to pay increases, if any, in such taxes occurring between the date of this Lease and the date that is thirty (30) days after the effective date of such change of address, or increases in such taxes resulting from changes in the assessed value of the Leased Premises occurring between such dates. Prior to the date that the tax bill is mailed directly to Tenant pursuant hereto, Landlord, prior to delinquency, shall send to Tenant a copy of the tax bill for the Leased Premises.

b.             Upon receipt of the aforesaid tax bills, Tenant shall pay, when due and before delinquency, the ad valorem real estate taxes (including all special benefit taxes and special assessments) levied and assessed against the Leased Premises, commencing with the Rent Commencement Date and continuing for the remainder of the Term. However, the ad valorem taxes levied or assessed for the year in which Tenant commences paying Fixed Rent shall be prorated between Landlord and Tenant so that Tenant shall pay only such part thereof as pertains to the period commencing on the Rent Commencement Date, and the ad valorem taxes levied or assessed for the year during which this Lease expires or is terminated shall be prorated between Landlord and Tenant so that Tenant shall pay only such part thereof as pertains to the period commencing on January 1st and ending on the date this Lease expires or is terminated. In no event shall Tenant be required to pay real estate taxes pertaining to any period prior to the Rent Commencement Date or subsequent to the expiration or earlier termination of the Lease.

c.             All special benefit taxes and special assessments shall be spread over the longest time permitted and Tenant’s liability for installments of such special benefit taxes and special assessments not yet due shall cease upon the expiration or termination of this Lease. In no event shall Tenant be obligated to pay any impact fees whether or not billed by the taxing authority as a special benefit tax or a special assessment.

d.             Intentionally Omitted.

e.             Tenant shall have the right to contest the validity or the amount of any tax or assessment levied against the Leased Premises or any improvements thereon, provided that Tenant shall not take any action which will cause or allow the institution of foreclosure proceedings against the Leased Premises. Landlord shall cooperate in the institution of any such proceedings to contest the validity or amount of real estate taxes and will execute any documents required therefor.

f.              Landlord covenants and agrees that if there shall be any refunds or rebates on account of any tax, governmental imposition or levy paid by Tenant under the provisions of this Lease, such refund or rebate shall belong to Tenant. Any such refunds or rebates received by Landlord shall be held in trust for the benefit of Tenant and shall be forthwith paid to Tenant. Landlord shall, on request of Tenant, sign any receipt which may be necessary to secure the payment of any such refund or rebate, and shall pay over to Tenant such refund or rebate as received by Landlord.

19.           INSURANCE

a.             Commencing with the Initial Term and continuing until the last day of the Term, Tenant shall carry special form coverage insurance (embraced by “Causes of Loss-Special Form” utilizing a form of policy providing coverage at least as broad as ISO policy form CP 10 30), including flood and earthquake coverage, covering the Building and the other improvements on the Leased Premises to the extent of not less than 100% of replacement value, (less foundations), with companies which are authorized to do business in the State in which the Leased Premises is located and are governed by the regulatory authority which establishes maximum rates in the vicinity. Tenant shall also procure and continue in effect during the entire Term commercial general liability insurance for personal injury, bodily injury (including wrongful death) and damage to property with a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000.00), per occurrence and annual aggregate, insuring against any and all liability of the insured with respect to the Leased Premises, or arising out of the maintenance, use or occupancy thereof, including premises operations, products and completed operations providing coverage at least as broad as ISO policy form CG 0001. Such amounts shall be increased, not more frequently than once every five (5) years, to levels customary in other shopping centers in the vicinity of the Leased Premises upon the reasonable request of Landlord. Tenant shall also carry a policy or policies of business income/business interruption insurance and extra expense coverage (collectively, “Business Income Insurance”) with coverage that will reimburse Tenant for all direct and indirect loss of income and changes and costs incurred arising out of all named perils insured against by Tenant’s policies of property insurance, including prevention of, or denial of use of or access to, all or part of the Leased Premises as a result of those named perils. The Business Income Insurance coverage must provide coverage for no less than twelve (12) months of the loss of income, charges and costs contemplated under this Lease. The proceeds from Tenant’s casualty insurance hereunder shall be paid and applied only as set forth in Article 13 hereof.

Any insurance carried or required to be carried by Tenant pursuant to this Lease, at Tenant’s option, may be carried pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Tenant or its corporate affiliates, or any combination thereof. Any policies required herein shall not have a deductible in excess of $25,000.00 (provided, however, the deductible with respect to flood and earthquake coverage may be increased to an amount not in excess of $50,000.00). Notwithstanding the foregoing, upon written notice to Landlord, Tenant may request that it increase the deductible to commercially reasonable amounts and Landlord agrees not to unreasonably refuse such request, but, in any case, the deductible shall not exceed the requirements of Landlord’s lender

b.             Except as otherwise approved in writing by the Landlord, all such insurance shall be procured from a responsible insurance company or companies authorized to do business in the State where the Leased Premises are located, with general policyholder’s ratings of not less than “A-” and a financial rating of not less than “XI” in the most current available Best’s Insurance Reports. All such policies shall name Landlord and Landlord’s lender (if so requested) as an additional insured, and shall provide that the same may not be canceled or altered except upon thirty (30) days’ prior written notice to Landlord. All insurance maintained by Tenant shall be primary to any insurance provided by Landlord.

c.             If Tenant obtains any general liability insurance policy on a claims-made basis, Tenant shall provide continuous liability coverage for claims arising during the entire Term of this Lease, regardless of when such claims are made, either by obtaining an endorsement providing for an unlimited extended reporting period in the event such policy is canceled or not renewed for any reason whatsoever or by obtaining new coverage with a retroactive date the same as or earlier than the expiration date of the canceled or expired policy.

d.             Tenant shall provide certificate(s) of such insurance to Landlord upon commencement of the Term and at least thirty (30) days prior to any annual renewal date thereof and upon reasonable request from time to time and such certificate(s) shall disclose that such insurance names Landlord as an additional insured, in addition to the other requirements set forth herein. Landlord and Tenant each agrees to use its best efforts to include in each of its policies insuring against loss, damage or destruction by fire or other casualty a waiver of the insurer’s right of subrogation against the other party, or if such waiver should be unobtainable or unenforceable: (i) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or (ii) any other form of permission for the release of such party. Each such policy which shall so name a party hereto as an additional insured shall contain, if obtainable, agreements by the insurer that the policy will not be canceled without at least thirty (30) days prior notice to both insured and that the act or omission of one insured will not invalidate the policy as to the other insured.

20.           MUTUAL INDEMNITY

a.             Except for loss, cost and expense caused by fire or other casualty, Landlord and Tenant shall each indemnify, defend and hold harmless the other against and from any and all claims, damages, actions, loss, cost and expense (including but not limited to attorneys fees) resulting directly or indirectly from their own respective acts or omissions or the acts or omissions of their respective employees or agents (acting within the scope of their employment or agency).

b.             Except as set forth above, Landlord and Landlord Related Parties shall not be liable for, and Tenant waives all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s property or the property of any person claiming by, through or under Tenant resulting from: (i) wind or weather; or (ii) any act or omission of any party other than Landlord or Landlord Related Parties. Tenant is hereby placed on notice that it should take necessary measures to insure itself against any such losses.

21.           Reserved

22.           PREVAILING PARTY

In the event of litigation between Landlord and Tenant in connection with this Lease, the reasonable attorneys’ fees and court costs incurred by the party prevailing in such litigation shall be borne by the non-prevailing party.

For the purposes of this Lease, the “Prevailing Party” shall be deemed to be that party that has obtained the greatest net judgment in terms of money or money equivalent. If money or money equivalent has not been awarded, the Prevailing Party shall be the party that has prevailed on a majority of the material issues decided. The “net judgment” is determined by subtracting the smallest award of money or money equivalent from the largest award. Further, where one Party seeks money damages and the other Party seeks equitable relief and both prevail, fees and costs under this section shall be awarded by the court to the party that the trier of fact or law determines to have substantially prevailed after considering the tenor and content of this covenant.

23.           NOTICES

All notices hereunder shall be in writing and sent by United States certified or registered mail, postage prepaid, or by overnight delivery service providing proof of receipt, addressed if to Landlord, to the place where rent checks are to be mailed, and if to Tenant, to 12612 W. Alameda Pkway, Lakewood, CO 80223: attention Kemper Isely (delivery of any notice to the Premises and/or a manager or other staff member at the Premises will not be deemed to be effective notice), provided that each party by like notice may designate any future or different addresses to which subsequent notices shall be sent. Notices shall be deemed given upon receipt or upon refusal to accept delivery.

24.           GUARANTY         None

25.           TRANSFER OF TITLE

In the event that Landlord conveys its interest in the Leased Premises to any other person or entity, Tenant shall have no obligation to pay rents or any other charges under this Lease to any such transferee until Tenant has been so notified and has received satisfactory evidence of such conveyance together with a written direction from such transferee as to the name and address of the new payee of rents and other charges. It is understood and agreed that Tenant’s withholding of rent and other charges until its receipt of such satisfactory evidence shall not be deemed a default under this Lease.

26.           RENT TAX

In the event that any governmental authority imposes a tax, charge, assessment or other imposition which is based upon the rents payable under this Lease or any excise, sales, privilege or other tax, assessment or other charge directly related to Tenant’s use of the Building or Leased Premises (other than Landlord’s federal, state or local income taxes, franchise taxes, gift or inheritance tax, transfer or similar tax incurred as a result of the sale of the Building or Premises, capital levies); or other similar charges or taxes), Tenant shall pay the same to said governmental authority or to Landlord if Landlord is responsible to collect the same (in which case Landlord shall remit the same in a timely manner and, upon request of Tenant, evidence to Tenant said remittance).

27.           ESTOPPEL CERTIFICATE

Tenant and Landlord agree to execute and deliver to the other party within twenty (20) days after receipt of the other party’s request, estoppel certificates in a form reasonably acceptable to Tenant, which certificates may include information as to any modification of this Lease, the date of commencement of the Lease Term and the termination date of this Lease, and to the best of Tenant’s or Landlord’s knowledge, whether or not the other party is in default of this Lease. In no event shall Tenant be required to provide any party an estoppel certificate prior to the date possession of the Leased Premises is delivered or prior to completion of Punchlist items.

28.           LANDLORD EXCULPATION

In the event of any transfer, assignment or conveyance of Landlord’s interest in the Lease, Landlord shall be relieved of all covenants and obligations of Landlord hereunder provided that such purchaser or successor has assumed all such covenants and obligations of the Landlord hereunder. Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to Landlord’s interest in the Leased Premises and the rents, income and profits thereunder. Nothing contained herein, shall limit Tenant’s right to injunctive or other equitable relief.

29.           RIGHT OF FIRST REFUSAL

In the event that Landlord shall receive a Bona Fide Offer to purchase the Leased Premises at any time and from time to time on or after the date hereof and during the Term of this Lease from any person or entity, Landlord shall so notify Tenant in writing, together with a true and correct copy of said Bona Fide Offer. For purposes hereof, a “Bona Fide Offer” shall be deemed to be one made in writing (including a letter of intent, memorandum of understanding or document of similar import) by a person or entity that is not related or affiliated with Landlord which Landlord intends to accept (subject to this Article). In submitting the Bona Fide Offer to Tenant, Landlord shall segregate the price and the terms of the offer for the Leased Premises from the price and other terms connected with any additional property or properties that such person or entity is offering to purchase from Landlord. Tenant may, at Tenant’s option and within fifteen (15) days after receipt of Landlord’s notice of said Bona Fide Offer and receipt of a copy thereof, offer to purchase the Leased Premises at the price and upon the terms and conditions as are contained in said Bona Fide Offer, in which event, Landlord shall sell the Leased Premises to Tenant upon said terms and conditions and said price; furthermore, in such event, Landlord shall convey the Leased Premises to Tenant by special warranty deed. Notwithstanding the foregoing, the price that Tenant shall pay for the Leased Premises shall be reduced by (i) an amount equal to broker’s fees or commissions that would have been payable by either the purchaser or Landlord if the Leased Premises were sold pursuant to a Bona Fide Offer; and (ii) the amount of any payment(s) to be made by the proposed purchaser to any entity owned or controlled by, or affiliated with, the proposed purchaser. Landlord shall provide Tenant evidence of the amount of broker’s fees or commissions payable in connection with any such Bona Fide Offer. Landlord covenants that it shall accept no such Bona Fide Offer or convey the premises until it has complied with the terms of this Article. Any conveyance of the Leased Premises made in the absence of full satisfaction of this Article shall be void. Tenant may enforce this Article, without limitation, by injunction, specific performance or other equitable relief. The failure of Tenant to exercise the right of first refusal contained herein within the aforesaid fifteen (15) day period shall be a waiver of Tenant’s right of first refusal contained in this Article 29.

Tenant’s election not to exercise its right of first refusal shall not prejudice Tenant’s rights hereunder as to any further Bona Fide Offer. The terms and conditions contained in this Article shall be binding upon the heirs, successors and assigns of Landlord.

It is understood by Landlord and Tenant that an offer to acquire the Leased Premises from a person or entity that is related or affiliated with Landlord is not a Bona Fide Offer and thus Tenant does not have a right of first refusal as to such offer and therefore shall not prejudice Tenant’s rights hereunder as to any further Bona Fide Offer.

30.           INTENTIONALLY OMITTED

31.           MISCELLANEOUS

a.             Captions of the several Articles contained in this Lease are for convenience only and do not constitute a part of this Lease and do not limit, affect or construe the contents of such Articles.

b.             If any provision of this Lease shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

c.             If Landlord is comprised of more than one person or entity, the obligations imposed on Landlord under this Lease shall be joint and several. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Leased Premises and Building at the time in question, and in the event of any transfer or transfers of the title thereto, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically released from and after the date of such transfer or conveyance of all liability in respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and relating to events occurring thereafter.

d.             All provisions of this Lease have been negotiated by both parties at arm’s length and neither party shall be deemed the scrivener of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof.

e.             This instrument shall merge all undertakings, representations, understandings, and agreements whether oral or written, between the parties hereto with respect to the Leased Premises and the provisions of this Lease and shall constitute the entire Lease unless otherwise hereafter modified by both parties in writing.

f.              This instrument shall also bind and benefit, as the case may require, the heirs, legal representatives, permitted assigns and successors of the respective parties, and all covenants, conditions and agreements herein contained shall be construed as covenants running with the land. This instrument shall not become binding upon the parties until it shall have been executed and delivered by both Landlord and Tenant.

g.             Landlord and Tenant have been afforded a full and fair opportunity to seek advice from legal counsel and Landlord acknowledges that Tenant’s attorney represents Tenant and not Landlord.

h.             Notwithstanding any provision of this Lease to the contrary, the Term shall commence, if at all, not later than twenty-one (21) years after the date of this Lease.

i.              No more often than annually during the Term, promptly following Landlord’s request, Tenant shall provide to Landlord and its lender its most recent audited fiscal year end financial statements, along with its most recent quarter ending internally prepared financial statements which will be prepared in accordance with United States generally accepted auditing principles; except if the Tenant is a publically traded company on any recognized exchange, it will be required to deliver to the Landlord such financial reports as may be required of publicly traded companies of its size by the government or the exchange. Notwithstanding the foregoing, the Landlord and any lender shall agree to execute a reasonable form of non-disclosure agreement prior to the delivery of such reports.

j.              Notwithstanding anything else contained in this Lease to the contrary, Tenant acknowledges that Landlord does not yet own fee title to the Leased Premises. If for any reason whatsoever, Landlord has not acquired fee title to the Leased Premises within one (1) year from the Effective Date, this

Lease shall automatically terminate and become null and void and neither party shall have any further rights or obligations to the other.

k.             Landlord and Tenant represent and warrant to each other that neither Tenant nor Landlord (i) are listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the “Order”); (ii) are listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively in this §31.32 called the “Orders”); (iii) are engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded no lo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

l.              Time is declared to be of the essence of this Lease and each and every provision of this Lease.

m.            Landlord covenants and agrees that the Premises and Building will in all respects comply with the requirements of the Americans with Disabilities Act (ADA) at the Ready for Occupancy Date. Following the Ready for Occupancy Date, Tenant shall, at Tenant’s sole cost and expense, be responsible for any alterations, modifications or improvements to the Leased Premises and Building, and the acquisition of any auxiliary aids, required under the ADA or other applicable laws, including all alterations, modifications or improvements required: (i) as a result of any leasehold improvements made to the Leased Premises and Building by, or on behalf of, Tenant or any subtenant, assignee or concessionaire (whether or not Landlord’s consent to such leasehold improvements was obtained); (ii) as a result of the employment by Tenant (or any subtenant, assignee or concessionaire) of any individual with a disability; or (iii) in connection with access to and throughout the Leased Premises and Building by any invitee, licensee, visitor or guest of Tenant (or any subtenant, assignee or concessionaire).

n.             No act or thing done by Tenant, Landlord or Landlord’s agent during the Term hereof, including but not limited to any agreement to accept surrender of the Leased Premises or to amend or modify this Lease, shall be deemed to be binding upon Tenant or Landlord unless such act or things shall be by an officer of Tenant or Landlord or a party designated in writing by Tenant or Landlord as so authorized to act. Landlord and Tenant hereby represent that this Lease and all amendments, addendums and other agreements have been and will be signed by a person authorized to bind it. The delivery of keys to Landlord, or Landlord’s agent, employees or officers shall not operate as a termination of this Lease or a surrender of the Leased Premises. No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy available to Landlord.

o.             Landlord and Tenant acknowledge and agrees that they have not relied upon any statements, representations, agreements or warranties, except such as are expressed in this Lease.

p.             This Lease shall be governed by and construed in accordance with the laws of the State where the Premises are located. LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY AND FULLY WAIVE ANY SUCH RIGHT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT.

q.             Tenant shall not deliver keys to the Landlord. The Tenant will maintain an emergency lock box, Knox Box, or similar secured facility with keys and which may be used by emergency services such a fire and rescue.

r.              The Landlord shall adopt no rules or regulations concerning the operation or use of the Building or Premises.

s.             Tenant’s store hours shall be those that it reasonably determines are appropriate for the location.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, as of the day and year first above written.

Tenant		Landlord

Vitamin Cottage Natural Food Markets, INC., a		Chalet Properties, Austin, LLC
Colorado Corporation		a Colorado limited liability company

By:	/s/ Zephyr Isely	By:	/s/ Kemper Isely

Its:	Co-President	Its:	Manager

EXHIBIT “B”

LEGAL DESCRIPTION OF LEASED PREMISES

B-1

EXHBIT B

Legal Description

3901 Guadalupe St., Austin TX, further described as the SW 125 feet by 212.5 feet of Outlot 78, Hyde Park Addition Pavilion Tract, and also referred to as Travis County Appraisal District Property ID Number 214628 and Ref. ID Number 02190503010000. The legal description included in the Title Commitment at the time the Landlord purchases the Premises will replace this description when it is available.

B - 2